Exhibit 99.1
Phreesia Announces Fourth Quarter Fiscal 2024 Results
WILMINGTON, Delaware, March 14, 2024 – Phreesia, Inc. (NYSE: PHR) (“Phreesia” or the "Company") announced financial results today for the fiscal fourth quarter and fiscal year ended January 31, 2024.

"Phreesia ended fiscal year 2024 with strong momentum going into fiscal 2025. We facilitated more than 150 million patient visits in fiscal 2024, or more than one in ten patient visits across the U.S. We are confident that our solutions and our team position us for continued growth and a return to profitability1", said CEO and Co-Founder Chaim Indig.

Please visit the Phreesia investor relations website at ir.phreesia.com to view the Company's Q4 Fiscal Year 2024 Stakeholder Letter.

Fiscal Fourth Quarter Ended January 31, 2024 Highlights
•Total revenue was $95.0 million in the quarter, up 24% year-over-year.
•Average number of healthcare services clients ("AHSCs") was 3,962 in the quarter, up 26% year-over-year.
•Healthcare services revenue per AHSC was $17,456 in the quarter, down 1% year-over-year. The decline was primarily driven by healthcare services client growth outpacing growth in payment processing volume and payment processing revenue. See "Key Metrics" below for additional information.
•Total revenue per AHSC was $23,979 in the quarter, down 2% year-over-year. The decline was primarily driven by adding AHSCs from the acquisition of ConnectOnCall that have an immaterial amount of revenue associated with them. See "Key Metrics" below for additional information.
•Net loss was $30.6 million in the quarter compared to $38.0 million in the same period in the prior year.
•Adjusted EBITDA was negative $3.5 million in the quarter compared to negative $17.6 million in the same period in the prior year.
•Cash and cash equivalents as of January 31, 2024 was $87.5 million, down $15.8 million from October 31, 2023.
Fiscal Year Ended January 31, 2024 Highlights
•Revenue was $356.3 million in fiscal year 2024, up 27% year-over-year.
•AHSCs were 3,601 in fiscal year 2024, up 26% year-over-year.
•Healthcare services revenue per AHSC was $72,215 in fiscal year 2024, down 1% year-over-year. The decline was primarily driven by AHSC growth outpacing growth in payment processing volume and payment processing revenue. See "Key Metrics" below for additional information.
•Total revenue per AHSC was $98,944 in fiscal year 2024, up 1% year-over-year. The increase was primarily driven by Network solutions revenue growth outpacing healthcare services client growth. See "Key Metrics" below for additional information.
•Net loss was $136.9 million in fiscal year 2024, as compared to $176.1 million in fiscal year 2023.
•Adjusted EBITDA was negative $35.4 million in fiscal year 2024, as compared to negative $92.5 million in fiscal year 2023.
•Cash and cash equivalents as of January 31, 2024 was $87.5 million, down from $176.7 million as of January 31, 2023.

1 We define "profitability", discussed within, in terms of Adjusted EBITDA.

Fiscal Year 2025 Outlook2
We are maintaining our revenue outlook for fiscal year 2025 at a range of $424 million to $434 million, implying year-over-year growth of 19% to 22%. The revenue range provided for fiscal 2025 assumes no additional revenue from potential future acquisitions completed between now and January 31, 2025.
We are updating our Adjusted EBITDA outlook for fiscal year 2025 to a range of $12 million to $20 million from a previous range of $10 million to $20 million.
We believe our $87.5 million in cash and cash equivalents as of January 31, 2024, along with cash generated in our normal operations gives us sufficient flexibility to reach our fiscal 2025 revenue and Adjusted EBITDA outlook. Additionally, our available borrowing capacity under our credit facility with Capital One provides us with an additional source of capital to pursue future growth opportunities not incorporated into our fiscal 2025 revenue and Adjusted EBITDA outlook.
Non-GAAP Financial Measures
We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For further information regarding the non-GAAP financial measures included in this press release, including a reconciliation of GAAP to non-GAAP financial measures and an explanation of these measures, please see “Non-GAAP financial measures” below.
Available Information
We intend to use our Company website (including our Investor Relations website) as well as our Facebook, Twitter, LinkedIn and Instagram accounts as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.
Forward Looking Statements
This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operating performance, including our revenue, Adjusted EBITDA and our ability to reach profitability1 in fiscal year 2025; our ability to finance our plans to achieve our fiscal year 2025 outlook with our current cash balance and cash generated in the normal course of business; our outlook for fiscal year 2025 and fiscal year 2026 targets (including with respect to Adjusted EBITDA); and our belief that our credit facility with Capital One gives us additional financial flexibility. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which we operate; our ability to comply with the covenants in our credit agreement with Capital One; our ability to develop and release new products and services; changes in market conditions and receptivity to our products and services; our ability to develop and release
2 We continue to believe we will achieve our Fiscal 2026 Annualized Revenue Target of $500 million achieved by annualizing the highest revenue quarter in Fiscal 2026 by four. However, we believe our Revenue Outlook provides more meaningful guidance. As a result, we will no longer present our Fiscal 2026 Annualized Revenue Target.

successful enhancements, features and modifications to our existing products and services; our ability to maintain the security and availability of our platform; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry and addressable market; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions and partnerships and difficulties in integrating our acquisitions and investments; and the recent high inflationary environment and other general, market, political, economic and business conditions (including as a result of the warfare and/or political and economic instability in Ukraine, the Middle East or elsewhere). The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those listed or described in our filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 that will be filed with the SEC following this press release. The forward-looking statements in this press release speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
This press release includes certain non-GAAP financial measures as defined by SEC rules. We have provided a reconciliation of those measures to the most directly comparable GAAP measures, with the exception of our Adjusted EBITDA outlook for the reasons described above.
Conference Call Information
We will hold a conference call on Thursday March 14, 2024, at 5:00 p.m. Eastern Time to review our fiscal fourth quarter and fiscal year 2024 financial results. To participate in our live conference call and webcast, please dial (888) 350-3437 (or (646) 960-0153 for international participants) using conference code number 4000153 or visit the “Events & Presentations” section of our Investor Relations website at ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.
ABOUT PHREESIA
Phreesia is a trusted leader in patient activation, giving providers, life sciences companies, payers and other organizations tools to help patients take a more active role in their care. Founded in 2005, Phreesia enabled approximately 150 million patient visits in 2023—more than 1 in 10 visits across the U.S.—scale that we believe allows us to make meaningful impact. Offering patient-driven digital solutions for intake, outreach, education and more, Phreesia enhances the patient experience, drives efficiency and improves healthcare outcomes.
Investor Relations Contact:
Balaji Gandhi
Phreesia, Inc.
investors@phreesia.com
(929) 506-4950

Media Contact:
Nicole Gist
Phreesia, Inc.
nicole.gist@phreesia.com
(407) 760-6274

Phreesia, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	January 31, 2024	January 31, 2023
Assets	(Unaudited)
Current:
Cash and cash equivalents	$87,520	$176,683
Settlement assets	28,072	22,599
Accounts receivable, net of allowance for doubtful accounts of $1,392 and $1,053 as of January 31, 2024 and 2023, respectively	64,863	51,394
Deferred contract acquisition costs	768	1,056
Prepaid expenses and other current assets	14,461	10,709
Total current assets	195,684	262,441
Property and equipment, net of accumulated depreciation and amortization of $76,859 and $59,847 as of January 31, 2024 and 2023, respectively	16,902	21,670
Capitalized internal-use software, net of accumulated amortization of $45,769 and $37,236 as of January 31, 2024 and 2023, respectively	46,139	35,150
Operating lease right-of-use assets	266	569
Deferred contract acquisition costs	986	1,754
Intangible assets, net of accumulated amortization of $4,925 and $2,549 as of January 31, 2024 and 2023, respectively	31,625	11,401
Deferred tax asset	—	81
Goodwill	75,845	33,736
Other assets	2,879	3,255
Total Assets	$370,326	$370,057
Liabilities and Stockholders’ Equity
Current:
Settlement obligations	$28,072	$22,599
Current portion of finance lease liabilities and other debt	6,056	5,172
Current portion of operating lease liabilities	393	934
Accounts payable	8,480	10,836
Accrued expenses	37,130	21,810
Deferred revenue	24,113	17,688
Other current liabilities	5,875	—
Total current liabilities	110,119	79,039
Long-term finance lease liabilities and other debt	5,400	2,725
Operating lease liabilities, non-current	134	349
Long-term deferred revenue	97	125
Long-term deferred tax liabilities	270	—
Other long-term liabilities	2,857	—
Total Liabilities	118,877	82,238
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, undesignated, $0.01 par value—20,000,000 shares authorized as of both January 31, 2024 and 2023; no shares issued or outstanding as of January 31, 2024 and 2023, respectively	—	—
Common stock, $0.01 par value—500,000,000 shares authorized as of both January 31, 2024 and 2023; 57,709,762 and 54,187,172 shares issued as of January 31, 2024 and 2023, respectively	577	542
Additional paid-in capital	1,039,361	926,957
Accumulated deficit	(742,969)	(606,084)
Treasury stock, at cost, 1,355,169 and 971,236 shares as of January 31, 2024 and 2023, respectively	(45,520)	(33,596)
Total Stockholders’ Equity	251,449	287,819
Total Liabilities and Stockholders’ Equity	$370,326	$370,057

Phreesia, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three months ended January 31,		Fiscal Year ended January 31,
	2024	2023	2024	2023
Revenue:
Subscription and related services	$45,653	$35,813	$165,436	$128,975
Payment processing fees	23,508	19,780	94,610	78,368
Network solutions	25,844	20,993	96,253	73,567
Total revenues	95,005	76,586	356,299	280,910
Expenses:
Cost of revenue (excluding depreciation and amortization)	16,140	15,123	61,025	58,944
Payment processing expense	15,634	12,841	62,986	50,323
Sales and marketing	35,873	36,260	147,008	151,263
Research and development	29,862	25,398	112,346	91,244
General and administrative	18,821	19,856	79,926	80,384
Depreciation	4,353	4,625	17,584	17,988
Amortization	3,900	2,296	11,903	7,316
Total expenses	124,583	116,399	492,778	457,462
Operating loss	(29,578)	(39,813)	(136,479)	(176,552)
Other income (expense), net	83	29	44	(175)
Loss on extinguishment of debt	(1,118)	—	(1,118)	—
Interest income, net	184	1,592	2,211	1,064
Total other (expense) income, net	(851)	1,621	1,137	889
Loss before provision for income taxes	(30,429)	(38,192)	(135,342)	(175,663)
(Provision for) benefit from income taxes	(217)	171	(1,543)	(483)
Net loss	$(30,646)	$(38,021)	$(136,885)	$(176,146)
Net loss per share attributable to common stockholders, basic and diluted(1)	$(0.56)	$(0.72)	$(2.51)	$(3.36)
Weighted-average common shares outstanding, basic and diluted	54,555,555	52,873,139	54,561,449	52,440,067
(1) Our potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

Phreesia, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fiscal Year ended January 31,
	2024	2023	2022
Operating activities:
Net loss	$(136,885)	$(176,146)	$(118,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29,487	25,304	21,302
Stock-based compensation expense	71,613	58,775	36,144
Amortization of deferred financing costs and debt discount	321	310	288
Loss on extinguishment of debt	1,118	—	—
Cost of Phreesia hardware purchased by customers	1,619	1,598	672
Deferred contract acquisition costs amortization	1,056	1,696	2,211
Non-cash operating lease expense	702	1,768	1,004
Change in fair value of contingent consideration liabilities	—	—	258
Deferred taxes	228	434	143
Changes in operating assets and liabilities:
Accounts receivable	(11,205)	(11,132)	(10,216)
Prepaid expenses and other assets	(2,209)	250	(7,192)
Deferred contract acquisition costs	—	(427)	(3,349)
Accounts payable	(1,993)	4,774	2,881
Accrued expenses and other liabilities	14,195	2,720	(2,983)
Lease liabilities	(1,156)	(1,302)	(1,060)
Deferred revenue	731	1,255	3,348
Net cash used in operating activities	(32,378)	(90,123)	(74,710)
Investing activities:
Acquisitions, net of cash acquired	(14,573)	—	(34,423)
Capitalized internal-use software	(19,291)	(21,471)	(12,385)
Purchases of property and equipment	(5,806)	(4,732)	(18,420)
Net cash used in investing activities	(39,670)	(26,203)	(65,228)
Financing activities:
Proceeds from issuance of common stock in equity offerings, net of underwriters' discounts and commissions	—	—	245,813
Proceeds from issuance of common stock upon exercise of stock options	955	1,603	4,889
Treasury stock to satisfy tax withholdings on stock compensation awards	(12,176)	(19,383)	(8,995)
Proceeds from employee stock purchase plan	3,209	3,321	1,979
Constructive financing	(6,779)	(5,731)	(4,267)
Finance lease payments	1,688	—	—
Principal payments on financing agreements	(600)	(216)	(1,039)
Debt issuance costs and loan facility fee payments	(1,321)	(397)	(125)
Financing payments of acquisition-related liabilities	(1,333)	—	(3,286)
Debt extinguishment costs	(758)	—	—
Net cash (used in) provided by financing activities	(17,115)	(20,803)	234,969
Net (decrease) increase in cash and cash equivalents	(89,163)	(137,129)	95,031
Cash and cash equivalents—beginning of year	176,683	313,812	218,781
Cash and cash equivalents—end of year	$87,520	$176,683	$313,812

Supplemental information of non-cash investing and financing information:
Right of use assets acquired in exchange for operating lease liabilities	$398	$—	$81
Property and equipment acquisitions through finance leases	$7,438	$526	$7,394
Purchase of property and equipment and capitalized software included in accounts payable and accrued liabilities	$1,299	$2,345	$1,124
Receivables for cash in-transit on stock option exercises	$—	$97	$169
Capitalized stock based compensation	$1,415	$1,372	$489
Issuance of stock to settle liabilities for stock-based compensation	$12,276	$12,284	$—
Deferred consideration liabilities payable in business combinations	$8,732	$—	$—
Issuance of stock as consideration in business combination	$35,321	$—	$—
Capitalized software acquired through vendor financing	$2,047	$—	$—
Cash paid for:
Interest	$1,306	$763	$802
Income taxes	$37	$39	$49

Non-GAAP Financial Measures
This press release and statements made during the above-referenced webcast may include certain non-GAAP financial measures as defined by SEC rules.
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. We define Adjusted EBITDA as net income or loss before interest income, net, provision for (benefit from) income taxes, depreciation and amortization, and before stock-based compensation expense, loss on extinguishment of debt and other (income) expense, net.
We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have presented Adjusted EBITDA in this press release and our Annual Report on Form 10-K to be filed after this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss).
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) Interest (income) expense, net; and
•Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.
Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and our GAAP financial results. The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated:

Phreesia, Inc.
Adjusted EBITDA
(Unaudited)

	Three months ended January 31,		Fiscal Year ended January 31,
(in thousands)	2024	2023	2024	2023
Net loss	$(30,646)	$(38,021)	$(136,885)	$(176,146)
Interest income, net	(184)	(1,592)	(2,211)	(1,064)
Provision for (benefit from) income taxes	217	(171)	1,543	483
Depreciation and amortization	8,253	6,921	29,487	25,304
Stock-based compensation expense	17,864	15,284	71,613	58,775
Loss on extinguishment of debt	1,118	—	1,118	—
Other (income) expense, net	(83)	(29)	(44)	175
Adjusted EBITDA	$(3,461)	$(17,608)	$(35,379)	$(92,473)

Phreesia, Inc.
Reconciliation of GAAP and Adjusted Operating Expenses
(Unaudited)

	Three months ended January 31,		Fiscal Year ended January 31,
(in thousands)	2024	2023	2024	2023
GAAP operating expenses
General and administrative	$18,821	$19,856	$79,926	$80,384
Sales and marketing	35,873	36,260	147,008	151,263
Research and development	29,862	25,398	112,346	91,244
Cost of revenue (excluding depreciation and amortization)	16,140	15,123	61,025	58,944
	$100,696	$96,637	$400,305	$381,835
Stock compensation included in GAAP operating expenses
General and administrative	$6,238	$5,508	$23,661	$21,160
Sales and marketing	6,100	5,563	25,950	22,183
Research and development	4,444	3,270	17,446	11,777
Cost of revenue (excluding depreciation and amortization)	1,082	943	4,556	3,655
	$17,864	$15,284	$71,613	$58,775
Adjusted operating expenses
General and administrative	$12,583	$14,348	$56,265	$59,224
Sales and marketing	29,773	30,697	121,058	129,080
Research and development	25,418	22,128	94,900	79,467
Cost of revenue (excluding depreciation and amortization)	15,058	14,180	56,469	55,289
	$82,832	$81,353	$328,692	$323,060

Phreesia, Inc.
Key Metrics
(Unaudited)

	Three months ended January 31,		Fiscal Year ended January 31,
	2024	2023	2024	2023
Key Metrics:
Average number of healthcare services clients ("AHSCs")	3,962	3,140	3,601	2,856
Healthcare services revenue per AHSC	$17,456	$17,705	$72,215	$72,599
Total revenue per AHSC	$23,979	$24,390	$98,944	$98,358

We remain focused on building secure and reliable products that derive a strong return on investment for our clients and implementing them with speed and ease. This strategy continues to enable us to grow our network of healthcare services clients. The investments we make to grow, strengthen and sustain our network of healthcare services clients lead to growth in all of our revenue categories.
The definitions of our key metrics are presented below.
•AHSCs. We define AHSCs as the average number of clients that generate subscription and related services or payment processing revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client. We believe growth in AHSCs is a key indicator of the performance of our business and depends, in part, on our ability to successfully develop and market our solutions to healthcare services organizations that are not yet clients. While growth in AHSCs is an important indicator of expected revenue growth, it also informs our management of the areas of our business that will require further investment to support expected future AHSC growth. For example, as AHSCs increase, we may need to add to our customer support team and invest to maintain effectiveness and performance of our solutions for our healthcare services clients and their patients.
•Healthcare services revenue per AHSC. We define Healthcare services revenue as the sum of subscription and related services revenue and payment processing revenue. We define Healthcare services revenue per AHSC as Healthcare services revenue in a given period divided by AHSCs during that same period. We are focused on continually delivering value to our healthcare services clients and believe that our ability to increase Healthcare services revenue per AHSC is an indicator of the long-term value of our solutions.
•Total revenue per AHSC. We define Total revenue per AHSC as Total revenue in a given period divided by AHSCs during that same period. Our healthcare services clients directly generate subscription and related services and payment processing revenue. Additionally, our relationships with healthcare services clients who subscribe to our solutions give us the opportunity to engage with life sciences companies, health plans and other payer organizations, patient advocacy, public interest and other not-for-profit organizations who deliver direct communication to patients through our solutions. As a result, we believe that our ability to increase Total revenue per AHSC is an indicator of the long-term value of our solutions.

Additional Information
(Unaudited)

	Three months ended January 31,		Fiscal Year ended January 31,
	2024	2023	2024	2023
Patient payment volume (in millions)	$977	$821	$3,947	$3,284
Payment facilitator volume percentage	82%	81%	82%	80%

•Patient payment volume. We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients’ businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients utilizing our payment platform, including via credit and debit cards that we process as a payment facilitator as well as cash and check payments and credit and debit transactions for which we act as a gateway to other payment processors.

•Payment facilitator volume percentage. We define payment facilitator volume percentage as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our payment processing revenue. Our payment facilitator volume percentage could decline slightly over time should we increase our penetration of enterprise customers that are less likely to use Phreesia as a payment facilitator.